Exhibit 1

JOINT FILING AGREEMENT

 The undersigned hereby agree that Amendment No. 12 to the Statement on Schedule 13D, dated September 3, 2024, with respect to the common stock of Xtant Medical Holdings, Inc. is filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. Each of the undersigned agrees to be responsible for the timely filing of this Amendment No. 12, and for the completeness and accuracy of the information concerning itself contained therein. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the 10th day of September, 2024.

ORBIMED ADVISORS LLC

By:	/s/ Carl L. Gordon
Name: Carl L. Gordon
Title: Member

ORBIMED ROF II LLC

By:	ORBIMED ADVISORS LLC, its Managing Member

By:	/s/ Carl L. Gordon
Name: Carl L. Gordon
Title: Member of OrbiMed Advisors LLC